EXECUTION COPY

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                                December 19, 2005

                            SHARE PURCHASE AGREEMENT

                                     between

                           EUROWEB INTERNATIONAL CORP.
                                   (as Seller)

                                       and

                       INVITEL TAVKOZLESI SZOLGALTATO RT.
                                 (as Purchaser)

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                                  WHITE & CASE

THIS SHARE PURCHASE AGREEMENT is made on December 19, 2005
BETWEEN

(1) EUROWEB INTERNATIONAL CORP., a Delaware, U.S. corporation, with its principal place of business at 1138 Budapest, Vaci ut 141, Hungary, represented by Csaba Toro, its Chief Executive Officer (the "Seller"); and

(2) INVITEL TAVKOZLESI SZOLGALTATO RT., a Hungarian joint stock company, registration number Cg. 13-10-040575, with its registered office located at 2040 Budaors, Puskas Tivadar utca 8-10, represented by Martin Lea, its Chief Executive Officer (the "Purchaser").

                                R E C I T A L S:

(A) Seller is the registered and beneficial owner and holder of 19,996 series A common shares, and 3 series B preference shares (the "EuroWeb Hungary Shares"), all of which have a nominal value of 1000 HUF each and are credited and fully paid, in EuroWeb Internet Szolgaltato Rt., a Hungarian joint stock company whose details are set out in Schedule 1 ("EuroWeb Hungary").

(B) The EuroWeb Hungary Shares represent 100% minus one share of the issued share capital and voting rights in EuroWeb Hungary.

(C) Seller is also the registered and beneficial owner and holder of 6,411,968 common shares (the "EuroWeb Romania Shares" and, together with the EuroWeb Hungary Shares, the "Purchased Shares"), all of which have a nominal value of 5,000 ROL each and are credited and fully paid, in S.C. EuroWeb Romania S.A., a Romanian joint stock company whose details are set out in Schedule 1 ("EuroWeb Romania" and together with EuroWeb Hungary, the "Group Companies").

(D) The EuroWeb Romania Shares represent 99.9564% of the issued share capital and voting rights in EuroWeb Romania.

(E) Seller has agreed to sell, and Purchaser has agreed to purchase the Purchased Shares, on the terms and subject to the conditions set out in this Agreement (the "Transaction").

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

                               A G R E E M E N T:

NOW, THEREFORE, IT IS AGREED:

1.   DEFINITIONS AND INTERPRETATION

1.1  In this Agreement:

     "Affiliate"        of any  person  shall  mean  any  person  directly  or o
                        indirectly controlling, controlled by, or under common control with, such person;

     "Agreement"        means this Share  Purchase  Agreement  and all Schedules
                        hereto;

     "Audit"            has the meaning set out in Clause 4.2.1;

     "Business"         means the  business of the Group  Companies as currently
                        conducted by each of them on the date of this Agreement and from time to time thereafter, including without limit the provision of internet and IP voice and data services (ISP);

     "Business Day(s)"  means any day(s)  (other than a Saturday or Sunday) when commercial banks are open for business in New York, Budapest, Bucharest and London;

     "Cash and          means (i)  money or the  equivalent  thereof,  including
     Cash  Equivalents" currency,  coins,  negotiable cheques,  balances in bank accounts and interest-bearing financial assets and (ii) deposits held at call with banks (in the case of (i) and (ii), free and clear of any Encumbrances) minus (iii) any bank overdrafts;

     "Closing Date"     means the date on which Closing occurs;

     "Closing"          has the meaning set out in Clause 6.1;

     "Collective        means any agreement or arrangement  made by or on behalf
      Agreement"        of a Group  Company  and by or on  behalf  of any one or
                        more trade unions, works councils, staff associations or
                        other body  representing  employees and any agreement or
                        arrangement  made by or on behalf of any  employers'  or
                        trade  association  and one or more trade unions,  works
                        councils,  staff  associations,   association  of  trade
                        unions or other central body representing employees which applies to a Group Company or to which a Group
                        Company is subject;

     "Conditions"       has the meaning set out in Clause 3.1;

     "Consolidated      means  the   difference   between   (a)  the   aggregate
      Net Debt"         Indebtedness   of  the  Group   Companies  and  (b)  the
                        aggregate  Cash  and  Cash   Equivalents  of  the  Group
                        Companies;

     "Deloitte          means,  collectively,  Deloitte Touche Tohmatsu, a Swiss
     & Touche"          Verein,   its  member   firms,   and  their   respective
                        subsidiaries and affiliates.

     "Encumbrance(s)"   means  a  mortgage,   charge,  pledge,  lien,  right  of
                        usufruct, depository receipt, option, restriction, right of first refusal, right of pre-emption, easement, lease, third-party right or interest, other encumbrance or security interest of any kind, or any other type of preferential arrangement (including, without limitation, any title transfer and retention arrangement) having similar effect;

     "Euroweb Guarantee Agreement" means the guarantee agreement, dated February 23, 2004, between Pantel as obligee and Seller as guarantor;

     "EuroWeb Hungary"  has the meaning set out in Recital A;

     "EuroWeb Hungary   has the meaning set out in Recital A;
     Shares"

     "EuroWeb Romania"  has the meaning set out in Recital C;

     "EuroWeb Romania   has the meaning set out in Recital C;
     Shares"

     "Group Companies"  has the meaning set out in Recital C;

     "HUF"              means  Hungarian  Forint,  or  any  successor   currency
                        thereto;
     "IFRS" means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (which include standards and interpretations approved by said Board and International Accounting Standards issued under previous constitutions);

     "Indebtedness"     means (i)  indebtedness  for borrowed  money,  including
                        without limit indebtedness  evidenced by any note, bond,
                        debenture,  mortgage  or other debt  instrument  or debt
                        security   and   including    without    further   limit
                        indebtedness  owing from any of the Group  Companies  to
                        Seller  or from  Seller  to the  Group  Companies,  (ii)
                        obligations  or  commitments  to repay deposits or other
                        amounts  advanced by and owing to third  parties,  (iii)
                        obligations  under any interest rate,  currency or other
                        hedging agreement,  (iv) obligations under leases which,
                        under IFRS,  qualify as finance leases (but not, for the
                        avoidance  of doubt,  obligations  under  leases  which,
                        under  IFRS,   qualify  as  operating  leases)  and  (v)
                        guarantees or other contingent liabilities. Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice;

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     "Indemnifying      has the meaning set out in Clause 9.7;
     Party"

     "Indemnitee"       has the meaning set out in Clause 9.7;

     "Indemnities"      means the indemnities given by Seller in Clause 9.2;

     "Intellectual      means patents,  trade marks,  service  marks,  trade and
     Property"          business  names,   registered  designs,  design  rights,
                        copyright, database rights, domain names, rights in reports, procedures, practices, forecasts, data, lists of Subscribers and all other commercial information in any form, inventions, software (computer programs in both source and object code form), trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;

     "Interim Period"   has the meaning set out in Clause 5.2;

     "International     Accounting  Standards"  means  International   Financial
                        Reporting Standards promulgated from time to time by the International Accounting Standards Board (which include standards and interpretations approved by said Board and International Accounting Standards issued under previous constitutions);

     "Key Employees"    means,  collectively,  with respect to EuroWeb  Hungary,
                        Gerlei Gyongyver, Zsok Gabor, Aranka Juhasz, Kun Istvan,
                        Erdesz  Anita  and Papp  Zombor  and,  with  respect  to
                        EuroWeb  Romania,   Laurentiu  Stan,   Grozea  Octavian,
                        Scarlat Catalin, Amortoaie Claudiu and Moise Emilia;

     "Liability         means  any  liability  to  make  an  actual  payment  or
     for Tax"           increased payment of Tax;

     "Long Stop Date"   has the meaning set out in Clause 6.1;

     "Loss" or "Losses" has the meaning set out in Clause 9.2;

     "Management        means the  unaudited  balance sheet of each of the Group
     Accounts"          Companies  as at  October  31,  2005  and the  unaudited
                        profit and loss account of each of the Group Companies as at October 31, 2005;

     "Material Adverse means any material adverse change in or material adverse Change" and/or effect on the business, assets, liabilities, condition "Material Adverse (financial or otherwise), prospects and/or results of
     Effect"            operation  of  any  of the  Group  Companies,  including
                        adverse currency movements and adverse financial and operational movements;

     "Material          has the meaning set out in Clause 8.1.5(a);
     Agreements"

                                       5
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     "Minority Share"   means 1 series A common share,  nominal value HUF 1,000,
                        representing 0.01% of the issued share capital and voting rights in EuroWeb Hungary;

     "Navigator"        means  NAVIGATOR   INFORMATIKA   Uzleti  Szolgaltato  es
                        Kereskedelmi Rt., a Hungarian  joint-stock  company with
                        its registered  seat at Konyves  Kalman krt. 5/B.,  1097
                        Budapest, Hungary;

     "Navigator         means a loan in the  aggregate  principal  amount of USD
     Indebtedness"      6,000,000 (or HUF 1,237,200,000) by Commerzbank  Hungary
                        Rt. to EuroWeb Hungary, pursuant to a loan agreement dated September 27, 2005, whose purpose was to finance
                        70.59% of the purchase price payable by EuroWeb Hungary for the Navigator Shares;

     "Navigator Shares" means the shares of stock in Navigator  contemplated  to
                        be  acquired  by  EuroWeb   Hungary  in  the   Navigator
                        Transaction;

     "Navigator SPA"    means sale and purchase agreement,  dated July 21, 2005,
                        among Marivaux  Investments  Limited and Graeton Holding
                        Limited, as Vendors,  and EuroWeb Hungary and Seller, as
                        Purchasers;

     "Navigator         means (1) the purchase by EuroWeb  Hungary and Seller of
     Transaction"       85% and 15%, respectively,  of the outstanding shares of
                        stock in Navigator pursuant to the Navigator SPA and (2) the incurrence of the Navigator Indebtedness in order to finance such purchase;


     "Network"          means a fixed or mobile  signal  distribution  system to
                        which Subscribers have access or are connected;

     "NHH"              means the National Communications Authority of Hungary;

     "Pantel"           means  Pantel   Tavkozlesi  es   Kommunikacios   Rt.,  a
                        Hungarian joint stock company;

     "Pantel Claim"     has the meaning set out in Clause 5.10;

     "Permits           has the meaning set out in Clause 8.1.9(a);

     "Pre-Closing       has the meaning set out in Clause 8.1.6(a);
     Periods"

     "Purchaser"        has the meaning set out in the introduction;

     "Purchase Price"   has the meaning set out in Clause 4.1;

     "Purchased Shares" has the meaning set out in Recital C;

     "Related Party"    means any Affiliate of any of the Group Companies;

     "Returns"          has the meaning set out in Clause 8.1.6(b);

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

     "ROL"              means Romanian Lei or any successor currency thereto;

     "Seller"           has the meaning set out in the introduction;

     "Stockholders      has the meaning set out in Clause 3.2.1;
     Meeting"

     "Subscriber"       has the meaning set out in Clause 8.1.16(a);

     "Subscription      has the meaning in Clause 8.1.16(a);
     Agreement(s)"

     "Tax" or           means and includes  all forms of taxation and  statutory
     "Taxation"         and governmental,  state, provincial, local governmental
                        or municipal charges, duties,  contributions and levies,
                        withholdings   and   deductions,    including,   without
                        limitation,   any  social   security  or  other  similar
                        payments, value added tax, wherever and whenever imposed and all related penalties, charges, costs and interest;

         "Taxation      means any  governmental or other authority  competent to
         Authority"     impose Taxation;

         "Third Party   has the meaning set forth in Clause 9.7;
         Claim"

         "Transaction"  has the meaning set out in Recital E; and

         "USD" means United States Dollar or any successor currency thereto;

         "Verification" has the meaning in Clause 4.2.4;

1.2 References to a "person" include any company, partnership, joint venture, firm, association, trust and any governmental or regulatory authority.

1.3 The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.4 Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.5 References to Clauses, paragraphs and Schedules are to Clauses and paragraphs of and Schedules to, this Agreement. The Schedules form part of this Agreement.

1.6 References to "party" or "parties" are to a party to or the parties to this Agreement.

1.7 References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.8 The expressions "ordinary course of business" or "business in the ordinary course" mean the ordinary and usual course of business of any of the relevant Group Companies, consistent in all respects (including nature and scope) with the prior practice of such relevant Group Companies.

1.9   References  to  "contract"  and  "agreement"   include  any   arrangement,
      obligation, understanding or commitment.

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1.10  References  to  "shares" in a person  include a  reference  to the shares, membership interests or other equity interests in such person and references to "shareholders" shall be construed accordingly.

1.11 References in Clause 5.3 and Clause 8 to USD shall include references to the equivalent amounts in another currency by reference to the spot rate of exchange of HVB Hungaria Rt. for the purchase of the other currency with USD in the Budapest foreign exchange market at or about 11 a.m. on the date of this Agreement.

2.    SALE AND PURCHASE

2.1   On the terms, and subject to the Conditions:

      2.1.1 Seller agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Seller on the Closing Date, the Purchased Shares, free and clear of all Encumbrances;

      2.1.2 Seller agrees to procure the sale, assignment, transfer and delivery to Purchaser and Purchaser agrees to purchase on the Closing Date, the Minority Share, free and clear of all Encumbrances; and

      2.1.3 Seller shall sell and Purchaser shall purchase the Purchased Shares, and Seller shall procure the sale of and Purchaser shall purchase the Minority Share, in each case, with all rights now or in the future attaching to them (including the right to receive all dividends, distributions or any return of capital declared).

3.    CONDITIONS

3.1 The Closing will take place as set forth in Clause 6 below, conditional on the following conditions (the "Conditions") being satisfied, or waived in accordance with Clause 3.4, at or prior to the Closing:

      3.1.1 the issuance of a resolution by the Hungarian Economic Competition Office unconditionally approving the Transaction without imposing any other terms on Purchaser, Group Companies or Affiliates, or stating that the Transaction is not subject to its approval;

      3.1.2 the approval by the shareholders of Seller of the transactions contemplated by this Agreement;

      3.1.3 the delivery of the Audit in accordance with Clause 4.2.1, and the absence in the results of the Audit of any event or circumstance that could reasonably be expected to have a Material Adverse Effect of which Purchaser was not actually aware on the date of this Agreement; and

      3.1.4 since October 31, 2005, there shall not have occurred any change or circumstance that has resulted or would be reasonably likely to result in any Material Adverse Change.

3.2 Seller will use its best efforts to procure the fulfillment of the Condition in Clause 3.1.2 as soon as possible and in any event prior to the Long Stop Date. Without limiting the foregoing:

      3.2.1 Seller shall take, in accordance with applicable laws and its certificate of incorporation and by-laws, all action necessary to convene a meeting of its shareholders (the "Stockholders Meeting") as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement.

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

      3.2.2 The board of directors of Seller shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the board of directors of Seller determines that this Agreement is no longer advisable and makes any change in recommendation contrary to the terms of this Agreement, Seller shall nevertheless submit this Agreement to its shareholders for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting and, except as required by applicable law or by its shareholders, Seller shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Stockholders Meeting.

      3.2.3 Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the proxy statement prepared by Seller in respect of the Stockholders Meeting prior to its filing with the U.S. Securities and Exchange Commission. Seller agrees to provide the Purchaser and its counsel with information with respect to any oral comments and with copies of any written comments Seller or its counsel may receive from the SEC or its staff with respect to the proxy statement promptly after receipt of such comments and shall provide Purchaser and its counsel a reasonable opportunity to comment on the response of Seller to such comments.

      3.2.4 Based on its certificate of incorporation and by-laws and applicable law, Seller represents and warrants that only a simple majority vote of the Stockholders is necessary for lawful approval of this Transaction.

3.3 If by the date which is 120 days after the date of this Agreement, Seller either fails to comply with the provisions of Clause 3.2, or the Stockholders Meeting fails to approve the Transaction as set forth in this Agreement, then Seller shall on demand reimburse to Purchaser all costs, expenses and fees (including without limit financial and technical advisors and attorneys fees) in relation to the investigation, and negotiation of the Transaction, and all associated and connected matters up to the maximum amount of EUR 400,000. The payment of this amount is the sole remedy available for Purchaser if the Stockholders Meeting fails to approve the Transaction as set forth in this Agreement, except in the case of the wilful breach by Seller of the provisions of Clause 3.2.

3.4 Purchaser may (but is not obliged to) waive the Conditions set out in Clauses 3.1.3 and/or 3.1.4.

3.5 Purchaser shall diligently take all reasonable actions necessary to obtain the approval of the Hungarian Economic Competition Office (Clause 3.1.1) at its own cost and expense. Seller shall provide all reasonable assistance to Purchaser in obtaining the approval. If the Hungarian Economic Competition Office grants its approval subject to conditions, the Parties shall conduct good faith negotiations on whether such conditions are acceptable. If the conditions are acceptable to Purchaser then the Condition in Clause 3.1.1 is deemed to be fulfilled.

3.6 If any of the Conditions required to be fulfilled by Seller or Purchaser, as the case may be, are not fulfilled by such Party or are not waived by the other Party, on or before the Long Stop Date, then the other Party shall be entitled to terminate this Agreement by written notice.

3.7 If this Agreement is terminated in accordance with Clause 3.6, then the following shall apply:

      3.7.1 If this Agreement is terminated due to the failure of the Condition set forth in Clause 3.1.1 to be fulfilled, then Purchaser shall not be liable to Seller except to the extent that it breached Clause 3.5;

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

      3.7.2 If this Agreement is terminated due to the failure of the Condition set forth in Clause 3.1.2 to be fulfilled, then Seller shall not be liable to Purchaser except to reimburse the costs, expenses and fees of Purchaser pursuant to Clause 3.3; and

      3.7.3 If this Agreement is terminated due to the failure of the Conditions set forth in Clauses 3.1.3 or 3.1.4 to be fulfilled, then Seller shall not be liable to Purchaser except to the extent that a breach by Seller of the provisions of this Agreement shall have caused or contributed in any material respect to such failure.

4.    CONSIDERATION

4.1 The consideration for the sale and purchase of the Purchased Shares and the Minority Share shall be the payment by Purchaser to Seller of USD 30,000,000 (the "Purchase Price"), which Purchase Price shall be payable as follows:

      4.1.1 98% of the Purchase Price (or USD 29,400,000) shall be paid by Purchaser on the Closing Date; and

      4.1.2 2% of the Purchase Price (or USD 600,000), as adjusted pursuant to Clause 4.2.5, shall be paid by Purchaser within three (3) Business Days after the Independent Auditor shall have delivered the Verification.

4.2   The Purchase Price shall be adjusted as follows:

      4.2.1 From no later than February 1, 2006, Seller shall procure that each Group Company provide Deloitte & Touche with access to all documents and information required for Deloitte & Touch to prepare an audit of the financial statements prepared by the Company under IFRS (including, without limitation, the balance sheet, profit and loss statement and statement of cash flows) of each such Group Company for the twelve (12) month period ended December 31, 2005 (the "Audit");

      4.2.2 Seller and Purchaser shall use their respective best efforts to procure that Deloitte & Touche prepare and deliver to the parties the Audit, as soon as possible and in any event by the 40th day after the date on which Deloitte & Touche has been provided with access to all documents and information required for it to prepare the Audit;

      4.2.3 at the Closing, Seller shall deliver to Deloitte & Touche and Purchaser a certificate identifying the Indebtedness outstanding and the Cash and Cash Equivalents of the Group Companies on the Closing Date;

      4.2.4 Seller and Purchaser shall use their respective best efforts to procure that Deloitte & Touche verify and deliver to the parties a statement as to the Consolidated Net Debt as at the Closing Date (the "Verification") as soon as possible and in any event within 10 Business Days after the Closing Date. Purchaser shall procure that the Group Companies provide Deloitte & Touch with access to all documents and information required for Deloitte & Touche to conduct such audit and deliver such Verification;

      4.2.5 the Purchase Price shall be either:

            (a) reduced by the amount by which the Verification determines that the Consolidated Net Debt on the Closing Date exceeded zero, and Purchaser shall be entitled to deduct such excess from the instalment of the Purchase Price paid pursuant to Clause 4.1.2; provided that Seller shall pay to Purchaser within 30 days after delivery of the Verification the amount (if any) by which such excess exceeds the instalment of the Purchase Price paid pursuant to Clause 4.1.2; or

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

            (b) increased by the amount by which the Verification determines that the Consolidated Net Debt on the Closing Date was less than zero; and

      4.2.6 the fees and costs of Deloitte & Touche in the preparation of the Audit and the Verification shall be borne 50% by Seller and 50% by Purchaser.

4.3 Seller shall be responsible for paying to the transferor of the Minority Share such portion of the Purchase Price as Seller and such transferor may agree and shall hold harmless Purchaser from and against any Losses resulting from any claim by the transferor of the Minority Share relating to his, her or its compensation for the transfer of the Minority Share.

5.    INTERIM PERIOD

5.1 On or prior to the Closing Date, Seller shall cause the Group Companies to repay, with no additional or residual cost or liability to Purchaser and all Navigator Indebtedness.

5.2 During the period from the date of this Agreement to the Closing Date (the "Interim Period"), Seller shall cause the Group Companies to operate and carry on their respective businesses in the ordinary course of business in a manner consistent with past practices and will not, without the prior written consent of Purchaser, cause or permit any of the Group Companies to take any action or omit to take any action which would cause any of the representations and warranties set forth in Clause 8 to be untrue, inaccurate or misleading in any material respect.

5.3 Without limiting the generality of Clause 5.2, Seller shall procure that during the Interim Period neither Group Company shall take any of the following actions without the prior written consent of Purchaser:

      5.3.1 the amendment of its by-laws or articles;

      5.3.2 acquisition of, or agreement to acquire, by merger, consolidation, purchase or otherwise any stock or all or substantially all of the assets of any person (be it a corporation, partnership, association or other business organization in the ordinary course of business);

      5.3.3 the alteration or reorganization of its outstanding capital stock or equity securities or declaration, set aside, making or payment of any dividend in respect of its capital (in cash or otherwise) or purchase or redemption of any shares of its capital;

      5.3.4 the issuance or sale, or redemption or acquisition of, or agreement to issue or sell, or redeem or acquire, any of its capital or other equity interest or any options, warrants or other rights to purchase any such shares or other equity interest or any securities convertible into or exchangeable for such shares or equity interests or purchase, or agree to purchase, any such securities of a third party;

      5.3.5 the reorganization, dissolution or entering into any plan of liquidation or dissolution or similar proceeding, or ceasing to carry on its business operations;

      5.3.6 except for the sale of the Navigator Shares, the sale, transfer, lease or pledge, or agreement to sell, transfer, lease or pledge (whether by a single transaction or a series of related transactions), any asset, tangible or intangible having a value of more than USD 50,000 or, over the course of the Interim Period, assets with a value of more than USD 200,000 in the aggregate;

      5.3.7 the cancellation or termination of any insurance policy (other than any car insurance policy);

      5.3.8 the provision of credits, lending of amounts and issuance of credit notes or waiver or cancellation of any receivables or debts owed to it having a value of more than USD 50,000 or, over the course of the Interim Period, credits, loans, credit notes and waivers and cancellation of receivables and debt having a value of more than USD 200,000 in the aggregate;

      5.3.9 except for the Navigator Indebtedness, incurrence of any new Indebtedness over the course of the Interim Period in an aggregate principal amount in excess of USD 200,000 in the aggregate;

      5.3.10 the amendment or voluntary termination of any Material Agreement;

      5.3.11 the entering into any new contract or agreement that would qualify as a Material Agreement or any other contract, agreement or commitment with a Related Party;

      5.3.12 any departure or deviation from the ordinary course of business consistent with past practice in the management of the working capital of any of the Group Companies, including, without limitation, through the delay in payment of payables or acceleration of invoicing or collection of receivables;

      5.3.13 the making by any of the Group Companies of any capital expenditure in excess of USD 50,000 or, over the course of the Interim Period, capital expenditures in excess of USD 200,000 in the aggregate;

      5.3.14 the appointment and removal of the auditors of any of the Group Companies;

      5.3.15 the entering into of any swap, forward contract, futures contract, option or any other derivative or financial arrangement by any of the Group Companies other than in the ordinary course of business;

      5.3.16 the commencement or settlement of any material litigation involving any of the Group Companies; or

      5.3.17 the employment of any management staff member, or termination of any Key Employee.

      For the purposes of requesting Purchaser's consent hereunder, Purchaser designates Martin Lea and Rob Bowker acting separately and not jointly with immediate effect and with full power to give consents; provided that Purchaser shall have the right at any time upon written notice to Seller to change the identity of the individuals designated to provide such consents. Purchaser agrees not to unreasonably withhold any such consent (considering the commercial sensitivities of the relevant decision and the information provided by Seller in connection therewith) and not to unreasonably delay any such consent (and any such consent shall be deemed to be given if Purchaser has not consented or refused its consent within five (5) Business Days).

5.4   During the Interim Period:

      5.4.1 Seller shall: (a) provide to Purchaser copies of all financial reports (including, without limitation, the monthly management accounts with respect to each Group Company within 20 days after the end of each calendar month) and other material information regarding the Group Companies, including, without limitation, all such information made available to members of the boards of directors and supervisory boards of the Group Companies (including any committees consisting of members of such boards); (b) notify Purchaser of anything that constitutes an unexpected emergency or other material change in the normal course of the business or operations of the properties or other assets of any of the Group Companies and of any complaints, investigations, hearings, adjudicatory or arbitral proceedings (including submissions thereto) of any governmental authority or arbitral tribunal involving the properties or other assets of the Group Companies, and keep Purchaser fully informed of such events and permit Purchaser's representatives prompt access to all materials prepared in connection therewith.

      5.4.2 Seller shall, and shall procure that (upon prior notice by Purchaser to Seller) the management of each of the Group Companies confer on a regular and frequent basis with one or more designated representatives of Purchaser to report operational matters and report the general status of ongoing operations relating to the businesses of the Group Companies.

      5.4.3 Seller shall, upon reasonable request, procure that representatives of Purchaser have access, at all reasonable times and in a manner so as not to interfere with the normal business operations of the Group Companies, to the senior management.

      5.4.4 Seller shall procure that EuroWeb Romania use its best efforts to apply for and obtain as many Permits as practicable that were required for the construction of the existing Network of EuroWeb Romania and that have not been applied for and obtained.

5.5 Purchaser agrees to hold all information it receives from Seller with respect to the Group Companies pursuant to Clause 5.4 as confidential information until the Closing Date, will not use any of such information at any time prior to the Closing Date except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will (a) return to Seller all copies of such information that are in its possession promptly upon the written request of Seller and (b) destroy any internal analyses that have incorporated any such information; provided that Purchaser shall be entitled to retain for record keeping purposes one copy of any material presented to its Board of Directors or shareholders.

5.6 During the Interim Period, Purchaser shall be entitled to speak with management staff members of the Group Companies and offer to them, on behalf of the relevant Group Company, a retention bonus payable by such Group Company contingent upon the occurrence of the Closing and their remaining with such Group Company for at least a specified number of days after the Closing Date. Promptly upon the request of Purchaser, Seller shall procure that the relevant Group Company authorize and execute any such offer. For the avoidance of doubt, any such arrangements shall not include the payment of any part of such a bonus by a Group Company prior to the Closing Date or by Seller at any time.

5.7 During the Interim Period, Seller shall not take, and shall procure that each of the Group Companies refrain from taking, any action to, directly or indirectly, encourage, initiate or engage in any discussions or negotiations with, or provide any information to, any person (other than Purchaser and/or its Affiliates) concerning: (a) any sale or other disposition of the Purchased Shares or all or any material part of the assets or business of any Group Company; (b) any issuance of any new shares by any of the Group Companies; or (c) any merger, demerger or transformation of any of the Group Companies.

5.8 During the Interim Period, Seller shall disclose to Purchaser in writing any event or circumstance either (a) originating prior to the date of this Agreement that constitutes a breach of Seller's representations and warranties set out in Clause 8.1 or (b) that has occurred since the date of this Agreement and that (i) would constitute, if existing on the Closing Date, a breach of Seller's representations and warranties set forth in Clause 8.1 and/or (ii) constitutes or could reasonably be expected to result in a Material Adverse Effect. Each such notice shall be delivered by Seller as soon as reasonably practicable after Seller has become aware of such event or circumstance and no later than 5 Business Days after Seller having become so aware.

5.9 For avoidance of doubt, absent any agreement to the contrary by Purchaser, no disclosure by Seller under Clause 5.8 shall serve to excuse Seller from liability under this Agreement arising from a representation, warranty and a breach of a covenant under Clause 5 or otherwise.

5.10 During the Interim Period, Seller and Purchaser shall use their respective reasonable efforts to obtain jointly the consent of Pantel to the assignment by Seller to Purchaser of all obligations of Seller under the Euroweb Guaranty Agreement, such assignment to take effect on the Closing Date. If such assignment proves to be impossible or impractical due to the failure of Pantel to provide its consent to such assignment, (a) Seller shall remain the contracting party in respect of the Euroweb Guarantee Agreement, (b) Seller shall notify Purchaser of any action, proceeding, claim, liability demand or assessment asserted by Pantel against Seller under the Euroweb Guarantee Agreement relating to an event or circumstance occurring after the Closing Date (a "Pantel Claim"), (c) Purchaser shall be solely responsible for satisfying any Pantel Claim and shall indemnify and hold harmless Seller from and against any and all Losses actually suffered or incurred by Seller arising out of or resulting from any such Pantel Claim and (d) the provisions of Clauses 9.7 through 9.9 shall apply as if the Pantel Claim was a Third Party Claim thereunder, as if Seller was the Indemnitee thereunder and Purchaser was the Indemnifying Party thereunder.

5.11 During the Interim Period, Seller shall and shall cause the Group Companies to cooperate fully with Purchaser and Purchaser's lenders in finalizing for signature by the Group Companies at Closing all documents requested by Purchaser's lenders in connection with Purchaser's existing credit facilities (including without limitation the supply of all necessary information); provided that any and all such documents signed at Closing shall be conditional upon successful Closing hereunder.

5.12  On or prior to the Closing Date, Seller shall procure the following:

      5.12.1 The purchase by Seller from EuroWeb Hungary of all of the Navigator Shares for a purchase price that shall not exceed the purchase price paid by EuroWeb Hungary for the Navigator Shares, and the repayment of any and all Navigator Indebtedness from the proceeds of such purchase price, such repayment to be (a) subject to no prepayment fees or penalties (provided that if any such prepayment fees or penalties are payable, then Seller shall pay them on behalf of EuroWeb Hungary) and (b) simultaneous with the release of any Encumbrances securing such Navigator Indebtedness; and

      5.12.2 The release by the vendors under the Navigator SPA of EuroWeb Hungary from and against any and all actions, proceedings, claims, liabilities, demands or assessments they may have against EuroWeb Hungary under the Navigator SPA.

6.    CLOSING

6.1 The sale and purchase of Purchased Shares in accordance with this Agreement (the "Closing") will take place at the office of Reczicza White & Case LLP, Andrassy ut 11, 1062 Budapest, Hungary on the date which is seven (7) Business Days after the date on which the last of the Conditions is satisfied or waived, or at such other time and place as is agreed in writing by Seller and Purchaser, provided that such date is no later than June 30, 2006 (the "Long Stop Date").

6.2 At Closing the parties shall undertake those actions listed in Clause 6.5 applicable to it.

6.3 If the provisions of Clause 6.5 are not complied with on the Closing Date by either party, then the other party shall not be obliged to proceed with the Closing and may:

      6.3.1 defer Closing to a date no less than five (5) and no more than fifteen (15) Business Days after the date set for Closing (with the provisions of this Clause 6 applying to Closing as so deferred);

      6.3.2 proceed to Closing as far as practicable (without limiting their rights under this Agreement); or

      6.3.3 terminate this Agreement for breach of condition upon notice to the party that has breached its obligations under Clause 6.5 (without limiting its rights and remedies under this Agreement).

6.4 The payment of the Purchase Price by wire transfer of funds pursuant to Clause 6.5.2 and the crediting of the same on the bank account of Seller shall discharge the payment obligation of Purchaser pursuant to Clause 6.5.2(a) of this Agreement, and Purchaser shall not be concerned with the application of such sums by Seller.

6.5   Closing Arrangements

      6.5.1 Seller's Obligations

      At Closing, Seller shall procure the delivery of the following for each of Seller and Group Companies:

            (a) evidence satisfactory to Purchaser that this Agreement has been duly authorized and duly executed by Seller;

            (b) a certificate signed by a duly authorized officer of Seller certifying as to the authenticity of the attached resolution of the shareholders of Seller approving the transactions contemplated by this Agreement;

            (c) valid and effective resolutions of the general meetings of the shareholders of the Group Companies appointing, with effect from the Closing Date, the persons set out in Schedule 6.5.1(c) or such other persons as Purchaser shall nominate at least 45 days prior to the Closing Date as members of board of directors, managing directors, administrators and auditors of the Group Companies (as appropriate);

            (d) the share certificates for the Purchased Shares, duly endorsed in blank, or accompanied by transfers duly executed in favor of Purchaser by Seller;

            (e) authentic copies of the share registry of Euroweb Hungary and the shareholders registry of EuroWeb Romania, in each case, reflecting the registration of the transfers of the Purchased Shares to Purchaser, signed by each of Seller and Purchaser;

            (f) written resignations in the agreed terms to take effect from Closing of all members of the board of directors and supervisory board of each Group Company, in each case relinquishing any right (past, present or future) against any of the Group Companies for loss of office (whether contractual, statutory or otherwise);

            (g) a certificate of tax residency in the United States with respect to Seller;

            (h) evidence satisfactory to Purchaser of the fulfillment of the Conditions;

            (i) the books and records of the Group Companies as described in Clause 8.1.12;

            (j) signed documents required by the banks of the Group Companies to change the signatory rights over the accounts of the Group companies to the designee of Purchaser;

            (k)   signed  consents  of  counter-parties   under  those  Material
                  Agreements requiring such consent in the event of a change of control in any of the Group Companies;

            (l) evidence satisfactory to Purchaser (acting reasonably) that all of the actions required to be taken pursuant to Clause 5.1 have been taken;

            (m)   all  documents   (duly  signed  by  the  Group  Companies  and
                  notarized if necessary) requested by Purchaser's lenders under its existing credit facilities;

            (n) certified declaration updating Seller's representations and warranties in Clause 8 as at Closing in the agreed form of
                  Schedule 6.5.1(o); and

            (o) any and all other documents required to effect the Transaction and divest in Purchaser the ownership and control of the Group Companies and their Business.

      6.5.2 Purchaser's Obligations

            At Closing, Purchaser shall:

            (a) procure that the Purchase Price shall be transferred by Swift transfer in immediately available funds to the bank account notified by Seller at least five Business Days prior to the Closing Date, and provide copies of the relevant Swift instructions certified by Purchaser's bank;

            (b) deliver to Seller a certified copy of the minutes of the meeting of the board of directors of Purchaser authorizing the execution of this Agreement; and

            (c) deliver to Seller a certified copy of the approval of the Hungarian Economic Competition Office.

7.    PURCHASER REPRESENTATIONS AND WARRANTIES

7.1 Purchaser represents and warrants to Seller that each of the following is on the date hereof and will be on the Closing Date true, accurate and not misleading:

      7.1.1 Purchaser is a company duly incorporated and validly existing under the laws of Hungary. It has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution of and entering into this Agreement and the consummation of the transactions contemplated hereby, by Purchaser have been duly authorized by all necessary corporate and other action applicable to Purchaser. This Agreement constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

      7.1.2 The execution of and entering into this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (with or without the passage of time or the giving of notice) (i) violate or conflict with any provision of the articles of Purchaser, (ii) violate or conflict with any regulation binding upon Purchaser or any of its assets, or (iii) except for Hungarian Competition Office approval, require the consent of or notice to any person under any agreement or obligation to which Purchaser is bound.

      7.1.3 Purchaser has conducted a comprehensive legal, tax, financial and technical due diligence with respect to the Group Companies and received detailed answers to questions regarding the Group Companies and, without limiting the right of Purchaser to recover under any Indemnity set out in Clauses 9.2.2, 9.2.3 or 9.2.4, on the date hereof is not aware of any material breach of the representations and warranties given by Seller pursuant to Clause 8. Seller shall not be liable under the representations and warranties given by it in Clause 8 to the extent that Purchaser was aware of the facts, events or circumstances which cause any of such representations and warranties to be breached or misleading; for purposes of the foregoing, Purchaser shall be deemed to be aware of facts, events or circumstances if and to the extent (and only if and to the extent) that any of Martin Lea, Rob Bowker, Zsuzsanna Czebe or Andrea Raba were actually aware of such facts, events or circumstances on the date of this Agreement or that a reasonable and prudent buyer, advised by competent and experienced legal counsel and financial advisors, could reasonably be expected to have discovered and understood such facts, events or circumstances (including the extent of Losses that could reasonably be expected to occur as a result of such facts, events or circumstances) from an examination of the documents set out in the data room made available by Seller to Purchaser and its advisors.

      7.1.4 Purchaser will on the Closing Date have sufficient funds at its disposal to pay the Purchase Price hereunder. Attached as Schedule
            7.1.4 is a confirmation from HVB Hungaria Rt. that it has agreed to underwrite a facility for the purpose of financing the payment by Purchaser of a portion of the Purchase Price.

8.    SELLER REPRESENTATIONS AND WARRANTIES

8.1 Seller represents and warrants to Purchaser each of the following is on the date hereof and will be on the Closing Date true, accurate and not misleading:

      8.1.1 Existence, Power and Authority

            (a) Seller is a company duly incorporated and validly existing under the laws of the State of Delaware, United States of
                  America. It has the corporate power to enter into this Agreement and to perform its obligations thereunder. The execution of and entering into this Agreement and the consummation of the transactions contemplated thereby, by Seller have been duly authorized by the Board of Directors of Seller. On the date of this Agreement the obligations of Seller hereunder constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms other than the obligation of Seller to sell to Purchaser the Purchased Shares, which shall be legal, valid and binding upon the approval of the holders of a majority of the common stock of Seller pursuant to Clause 3.2.1. No other corporate approvals are necessary to authorize the execution or the performance by Seller of this Agreement.

            (b) The execution of and entering into this Agreement, and the consummation of the transactions contemplated thereby, do not and will not (with or without the passage of time or the giving of notice) (i) violate or conflict with any provision of the articles of Seller or any of the Group Companies, (ii) violate or conflict with any regulation binding upon Seller or any of the Group Companies or any of their assets, (iii) require the consent of or notice to any person under any agreement or obligation to which any of the Group Companies is bound or (iv) violate or conflict with, result in a breach of, constitute a default under or result in the termination, cancellation or modification of any Material Agreement or other material obligation by which any of the Group Companies is bound or result in the creation or imposition of any Encumbrance upon any asset of any of the Group Companies.

            (c) Set forth in Schedule 8.1.1(c) is a complete and accurate list of each of the jurisdictions in which the Group Companies operate, and/or are qualified and licensed to do business. Each of the Group Companies is duly organized and validly existing under the laws of the country of its formation. Each of the Group Companies has all requisite power to own its property and other assets and to carry on its business as currently being conducted. None of the Group Companies is insolvent, has been declared insolvent, has been dissolved, or, to the best knowledge, information and belief of Seller, in the future could reasonably be expected to be declared insolvent, and there has been no petition filed proposing the opening of bankruptcy proceedings in respect of any of the Group Companies.

            (d) No consent or approval of, or registration, notification, filing and/or declaration with, any governmental authority or other person (other than the approval by the U.S. Securities and Exchange Commission of the proxy materials submitted in connection with the Stockholders Meeting) is required to be given or made by Seller or any of the Group Companies in connection with the execution of this Agreement, and the consummation of the Transaction; and to the best knowledge, information and belief of Seller, the execution of this Agreement, and the consummation of the Transaction, will not result in the termination, cancellation or modification of any permit.

      8.1.2 Capitalization

            (a) Schedule 8.1.2(a) sets forth a true, accurate and complete description of the capitalization of each of the Group Companies.

            (b) Seller is the registered and beneficial owner of the Purchased Shares, free of any and all Encumbrances (other than Encumbrances securing the Navigator Indebtedness, which Encumbrances shall be released in full on or before the Closing Date). For the avoidance of doubt, there are no options, warrants, rights (including conversion or pre-emptive rights) or agreements, orally or in writing, for the purchase or acquisition of the Purchased Shares, other than as detailed in this Agreement.

            (c)   Seller has a valid call option to purchase the Minority Share.

      8.1.3 Shares

            (a) The Purchased Shares have been duly and validly issued, fully paid and are non-assessable and free of Encumbrances (other than Encumbrances securing the Navigator Indebtedness, which Encumbrances shall be released in full on or before the Closing Date).

            (b) Neither Group Company owns, directly or indirectly, any shares, membership interests or other equity or proprietary interest in any other person (other than the ownership by Euroweb Hungary of the Navigator Shares, which shall cease on or before the Closing Date).

      8.1.4 Management Accounts and no Changes

            (a) The Management Accounts, except as indicated therein, to the best knowledge, information and belief of Seller, (i) have been prepared in accordance with local accounting standards or accounting law consistently applied throughout the ten (10) month period ended on October 31, 2005 and (ii) present a true and fair view of the financial position of the Group Companies taken as a whole as at the date thereof and the results of their operations and changes in the financial position of the Group Companies taken as a whole for the such period.

            (b) Since October 31, 2005, there has not been (i) any Material Adverse Change, except such changes as have generally effected the market within which either Group Company operates, and to the best knowledge, information and behalf of Seller, there is no fact or condition that exists or is contemplated or threatened which could reasonably be expected to result in a Material Adverse Effect in the future save for general economic conditions and matters generally affecting businesses which compete with the business of any of the Group Companies.

            (c) To the best knowledge, information and belief of Seller, none of the Group Companies has any material claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Management Accounts and (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to October 31, 2005 in the ordinary course of business consistent with past practice.

            (d) To the best knowledge, information and belief of Seller, the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Group Companies as being due as at the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of the Group Companies and its Subsidiaries) will be good and collectible in full in the ordinary course of business and in any event not later than ninety (90) days after the Closing Date; and none of such accounts receivable or other debts is, or at the Closing Date will be, subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no Material Adverse Change since October 31, 2005 in the amount of accounts receivable or other debts due to any the Group Companies or the allowances with respect thereto, or accounts payable of the Group Companies, from that reflected in the Management Accounts.

            (e) Schedule 8.1.4(e) set forth an accurate and complete list of all Indebtedness and Cash and Cash Equivalents of the Group Companies on October 31, 2005.

      8.1.5 Material Agreements

            (a)   To the best  knowledge,  information  and  belief  of  Seller,
                  Schedule  8.1.5(a) sets forth an accurate and complete list of
                  (i) all agreements and other instruments which contain restrictions on the payment of dividends or other distributions in respect of the capital of any of the Group Companies, (ii) all agreements relating to the issuance or repurchase of shares or other equity interests or in respect of registration rights, pre-emptive rights, rights of first refusal, transfer rights or restrictions, voting rights or other rights of share or other equity holders of any of the Group Companies, (iii) all agreements relating to a joint venture, shareholders or other similar arrangement involving any of the Group Companies, (iv) all agreements of any of the Group Companies relating to a loan or advance to, or investment  in,  any person in excess of USD  50,000,  (v) all guarantees and other contingent liabilities of any of the Group Companies in respect of any indebtedness or other contingent obligation of any person (other than another Group Company), (vi) all agreements pursuant to which any of Seller or Group Companies has contracted with a third party for all or a material part of the management of any of the Group Companies, (vii) all contracts limiting the ability of any of the Group Companies to engage in any line of business or compete with any person, (viii) all other agreements of any of the Group Companies having a value or cost, or potential value or cost, in excess of USD 100,000 or (ix) all material agreements of any of the Group Companies which, or the termination of which, could reasonably be expected to have a Material Adverse Effect (all agreements, contracts, instruments or commitments set forth or required to be set forth on Schedule 8.1.5(a), the "Material Agreements").

            (b) To the best knowledge, information and belief of Seller, none of the Group Companies is in breach with respect to the performance of contractual obligations under any Material Agreement, and there is no event that, with notice or lapse of time or both, will constitute a material default by any of the Group Companies thereunder. To the best knowledge, information and belief of Seller, no other party under any Material Agreement is in default with respect to the performance of contractual obligations thereunder, and there is no event which, with notice or lapse of time or both, will constitute a default by any such party thereunder. To the best knowledge, information and belief of Seller, each Material Agreement constitutes the legal, valid and binding obligation of the Group Companies which are a party thereto, enforceable against each of such parties in accordance with its terms.

      8.1.6 Taxes

            To the best knowledge, information and belief of Seller:

            (a) All Taxes and Tax liabilities of the Group Companies for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods") have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of the Group Companies in accordance with International Accounting Standards or local accounting standards.

            (b) The Group Companies have duly and timely filed all Tax returns and all other Tax documents, forms, statements and reports that are required to have been filed by them in accordance with applicable regulations ("Returns"). The Returns have accurately (i) reflected liability for Taxes of the Group
                  Companies, including any tax losses, for the periods covered thereby, (ii) characterised and reflected transactions between Group Companies, including financing transactions between Group Companies, and (iii) reflected the residual value for Tax purposes of the assets of the Group Companies. There are no requests for extensions of time for the filing of any Returns.

            (c) Other than disclosed in Schedule 8.1.6(c) none of the Group Companies or Seller has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has any of the Group Companies or Seller received any notices from any taxing authority relating to any issue which could or reasonably be expected to materially affect the Tax liability of any of the Group Companies.

            (d) Neither Seller nor any of the Group Companies has, as of the Closing Date, (a) entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes or (b) is presently contesting any Tax liability before any court, tribunal or agency.

            (e) None of the Group Companies has been included in any "consolidated", "unitary" or "combined" Return provided for under the law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

            (f) All Taxes which the Group Companies, individually and collectively, is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

            (g) No written claim has ever been made by any Taxing authority in a jurisdiction where any of the Group Companies does not file Returns that such of the Group Companies is or may by subject to Taxation by that jurisdiction.

            (h) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between any of the Group Companies or any predecessor or Affiliate thereof and any other party (including Seller and any predecessors or Affiliates thereof) under which Purchaser or the Group Companies could be liable for any Taxes or other claims of any party.

            (i) None of the Group Companies has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under the Tax laws of any nation, state, province, prefect or locality.


      8.1.7 Labor

            (a) EuroWeb Hungary is not a party to a Collective Agreement or required to comply with a Collective Agreement. EuroWeb Romania is a party to a Collective Agreement for the year 2005
                  - 2006 that is substantially the same as its Collective Agreement for the year 2004 - 2005.

            (b) No Group Company has a works or supervisory council or other body representing employees which has a right to be represented or attend at or participate in any board or council meeting or a right to be informed, consulted or make representations in relation to the business of a Group Company, other than any right of consultation of the employees to be informed or consulted with respect to matters concerning them arising by operation of any laws of general application.

            (c) Except as disclosed in Schedule 8.1.8(a), no Group Company is involved in a dispute regarding a claim of material importance with its employees or any trade union, association of trade unions, works council, staff association or other body representing its employees and there are no circumstances likely to give rise to any such dispute.

            (d) Within the period of two years ending on the date of this Agreement no Group Company has:

                  (i) made or started implementation of any collective dismissals that have required or will require notification to any authority or notification to or consultation with any trade union, works council, staff association or other body representing employees; or

                  (ii) been a party to any transfer of a business or undertaking that has required or will require notification to or consultation with any trade union, works council, staff association or other body representing employees.

            (e)   None of the  Group  Companies  have,  or are  under  any legal
                  obligation  to  establish,   any  pension  schemes  for  their
                  employees except as disclosed in Schedule 8.1.7(e).

            (f) Seller and each of the Group Companies have provided Purchaser and its advisors with a form of employment agreement applicable to all employment and other arrangements between a Group Company and each Key Employee.

            (g) Other than with respect to sales representatives entitled to a bonus based upon their respective sales, no Group Company has in existence nor is it proposing to introduce, and none of its employees or contractors directly or indirectly participates in (whether or not established by a Group Company), any share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former employees or contractors or the dependants of any of such persons or any scheme whereunder any present employee or contractor is entitled to a commission, bonus or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of Seller, the Group, any Group Company or any other person, firm or company or payable upon the consummation of the Transaction.

      8.1.8 Litigation; Compliance with Law

            (a) Except as disclosed in Schedule 8.1.8(a) there is no action, suit, arbitration or administrative or other proceeding by or before (or, so far as Seller is aware, any investigation by) any court, governmental authority or arbitral tribunal pending or, to the best knowledge, information and belief of Seller, threatened against or affecting any of the Group Companies or any material assets of any of the Group Companies, and, to the best knowledge, information and belief of Seller, no valid basis exists for any such action, proceeding or investigation. None of the Group Companies is subject to any judgments, orders or decrees.

            (b) To the best knowledge, information and belief of Seller, except as disclosed in Schedule 8.1.8(b), none of the Group Companies is in violation or default of any provisions of its articles or, is in violation of any applicable laws or regulations. Each of the Group Companies has operated in compliance with all applicable laws and regulations.

            (c) To the best knowledge, information and belief of Seller, except as disclosed in Schedule 8.1.8(b), none of the Group Companies has received notice of any alleged violation of any applicable laws or regulations.

            (d) To the best knowledge, information and belief of Seller, none of the Group Companies has offered or given, or has knowledge of any person that has offered or given on their behalf, anything of value to: (i) any national or local government official, any political party or official thereof, or any candidate for political office; (ii) customer or member of a governmental authority; or (iii) any other person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of a governmental authority or candidate for political office for the purpose of the following: (A) influencing any action or decision of such person, in his or its official capacity, including a decision to fail to perform his or its official function; (B) inducing such person to use his or its influence with any governmental authority to effect or influence any act or decision of such governmental authority, in each of (A) and
                  (B) in order to assist any Group Company in obtaining or retaining business for, or with, or directing business to, any person and where such payment would constitute a bribe, kickback or illegal or improper payment.

      8.1.9 Permits

            To the best knowledge, information and belief of Seller:

            (a) Seller has delivered or made available to Purchaser for inspection a true and correct copy of each material permit, certificate, license, consent or authorization of all governmental or other authority or person (collectively "Permits") obtained or possessed by the Group Companies. The Group Companies have all Permits necessary for their operations and the Business as currently conducted including Permits for the design, construction, operation and maintenance of all Networks, as well as for the provision or any modification of the services of any Networks.

            (b) Except as disclosed in Schedule 8.1.9(d), each of the Permits held by any of the Group Companies is in full force and effect. The Group Companies have conducted their business in accordance with their respective Permits, and none of the Group Companies has received any notice that indicates that it has not complied with any of the terms of such Permits.

      8.1.10 Intellectual Property

            To the best knowledge, information and belief of Seller:

            (a) Schedule 8.1.10(a) sets forth all material items of Intellectual Property owned and/or licensed by the Group Companies or under which they have rights. Each of the Group Companies owns or possesses all requisite rights to all Intellectual Property used or required to be used by it without infringing the rights of third parties. All material Intellectual Property has been duly registered with, filed in or issued by the appropriate governmental authority to the extent required to provide the Group Companies with the rights used or contemplated to be used by them, and each such registration, filing and issuance remains in full force and effect.

            (b) So far as Seller is aware, no claim adverse to the interests of any of the Group Companies in any Intellectual Property right has been threatened or asserted, no basis exists for any such claim and no person has infringed or otherwise violated any such interest of any of the Group Companies. None of the Group Companies has received any communications alleging that it has violated any of the Intellectual Property rights of any other person.

      8.1.11 Insurance

            (a)   To the best  knowledge,  information  and  belief  of  Seller,
                  Schedule 8.1.11 is an accurate and complete list of each insurance policy covering the Group Companies and their businesses, employees and assets (other than any car insurance policy). Each of the Group Companies has in full force and effect insurance policies in such amounts, and on such terms and covering such risks as are customary in accordance with industry standards and practices in Hungary or Romania, as the case may be, and are required under any agreement or obligation to which the relevant of the Group Companies is bound.

            (b) With respect to each such insurance policy: (i) such insurance policy is legal, valid, binding and enforceable; (ii) no party thereto is in breach or default, or has repudiated such insurance policy; and (iii) since the end of their most recent financial year, neither of the Group Companies has been notified by the relevant insurer that it is no eligible to make any claim under such insurance policy.

      8.1.12 Books and Records

            To the best knowledge, information and belief of Seller, the minutes and related books of resolutions of each of the Group Companies have been kept in accordance with the requirements of applicable regulation. All the accounts, books, ledgers, financial and other records of each of the Group Companies are in its possession or the possession of its advisors and, so far as Seller is aware, have been properly and accurately kept. The register of shareholders and other statutory books (including the minutes and related books of resolutions) of each of the Group Companies are in its possession and have been properly maintained.

      8.1.13 Properties

            (a) Schedule 8.1.13(a) contains an accurate and complete list of all real property owned in whole or in part by the Group Companies. Each of the Group Companies has good and marketable title to all the real property owned by it, free and clear of all Encumbrances.

            (b)   To the best  knowledge,  information  and  belief  of  Seller,
                  Schedule 8.1.13(b) contains an accurate and complete list and description of the material terms of all leases or subleases of real property to which the Group Companies is a party (as lessee or lessor). To the best knowledge, information and belief of Seller, the Group Companies have valid leasehold interests in all leased real property described in each lease set forth in Schedule 8.1.13(b), free and clear of any and all Encumbrances. To the best knowledge, information and belief of Seller, each lease set forth in Schedule 8.1.13(b) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act (including the purchase of the Purchased Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease.

      8.1.14 Assets

            Each of the Group Companies has good and valid title to, or a valid leasehold interest in, all of the fixed assets reflected in the Management Accounts and those fixed assets acquired, leased or otherwise used by Group Companies since the end of their most recent financial year, other than those disposed of since that date in the ordinary course of business, free and clear of all Encumbrances (other than Encumbrances securing the Navigator Indebtedness, which Encumbrances shall be released in full on or before the Closing
            Date).

      8.1.15 Networks

            To the best knowledge, information and belief of Seller:

            (a) The Group Companies, individually or collectively, as the case may be, have good and valid title to, and the exclusive right to use, operate, alter or dispose of, all Networks operated by them, free and clear of any Encumbrances.

            (b) All Networks operated by the Group Companies having regard to their age and reasonable wear and tear are in good operating condition and in a state of good maintenance and repair and are adequate and suitable for their present use. Each of the Group Companies has adequate easements, rights of ingress and egress, pole attachment rights, leasehold and other property interests necessary for the operation and maintenance of the Business and Network(s) and, to the best knowledge, information and belief of Seller, none of such real properties, nor the operation or maintenance thereof, encroaches on the property of others. Neither Seller nor any of the Group Companies has received notice that any Network has not been constructed and operated and maintained at all times, in accordance with all applicable laws and regulations.

8.1.16   Subscribers

            (a) The Group Companies have at least 11,600 subscribers ("Subscribers") in the aggregate with whom the Group Companies have written agreements to furnish internet and IP voice and data services (ISP) (collectively, "Subscription Agreements"). All persons receiving services from the Group Companies are party to a Subscription Agreement.

            (b) To the best knowledge, information and belief of Seller, the Subscription Agreements are legal, valid, binding and enforceable obligations of the Subscribers. There are no governmental, contractual or similar restrictions on the amounts that the Group Companies are permitted to charge for providing such services. None of the Group Companies is in material breach with respect to the performance of contractual obligations under any of the Subscription Agreements, and, so far as Seller is aware, there is no event that, with notice or lapse of time or both, will constitute a material default by any of the Group Companies thereunder.

      8.1.17 Bank Accounts and Powers of Attorney

            Set forth on Schedule 8.1.17 is an accurate and complete list showing (a) the name and address of each bank in which the Group Companies has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Group Companies.

8.1.18   Disclosure

            To the best knowledge, information and belief of Seller, none of this Agreement or Management Accounts (including the footnotes thereto), any Schedule, Exhibit or certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied to Purchaser or its representatives by or on behalf of Seller, the Group Companies or any of its Subsidiaries or any of their respective directors, officers or employees in connection with the Transaction, contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to Seller that would have a Material Adverse Effect with respect to any of the Group Companies which has not been set forth in this Agreement or Management Accounts (including the footnotes thereto) or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

8.2 Seller shall notify Purchaser in writing with full details of any event or circumstance which is or may be expected to cause a breach of, or be inconsistent with, any of the foregoing Seller's representations and warranties promptly upon such event coming to its notice whether before, at the time of, or after Closing.

8.3 Except if Purchaser is actually aware of the underlying breach on the date of this Agreement, if a material breach of any of the foregoing representations and warranties of Seller occurs prior to Closing, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller provided that the accrued rights and liabilities of the parties (including, for the avoidance of doubt, Purchaser's right to claim damages for breach of Seller's representations and warranties) shall subsist.

8.4 Where any of Seller's representations and warranties are qualified by knowledge, information, belief or awareness of Seller, Seller confirms that (1) it has made reasonable inquiry within the ordinary course of its business as to the subject-matter of such representation and warranty, (2) in the ordinary course of its business Seller should have been aware of any breach of each such representation and warranty and (3) Seller is not aware of any such breach.

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 The respective representations and warranties of Seller and Purchaser contained in this Agreement shall survive the purchase and sale of the Purchased Shares pursuant to this Agreement.

9.2 From and after the Closing Date, subject to the limitations set forth in this Agreement, Seller shall indemnify and hold harmless Purchaser and the Group Companies from and against any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and consultants' fees and expenses) (collectively, "Losses") actually suffered or incurred by Purchaser or any of the Group Companies arising out of or resulting from any of the following:

      9.2.1 the failure of any representation and warranty of Seller to be true, accurate and not misleading on the date of this Agreement and on the Closing Date or the breach by Seller of any of its covenants or agreements hereunder.

      9.2.2 any claims relating to the legality of the provision by EuroWeb Hungary of carrier pre-selection (CPS) service up to and including the Closing Date; provided that, in the event that, after the Closing Date, any authority shall fine Euroweb Hungary with respect to the provision of such service but shall not allocate such fine to a specific period, then Seller's indemnity obligation hereunder shall extend to a proportion of such fine in which the numerator is the number of days between the date on which Euroweb Hungary commenced providing such service and the Closing Date and the denominator is the total number of days in which Euroweb Hungary provided such service (including, for the avoidance of doubt, the period after the Closing Date);

      9.2.3 the revocation by the NHH on or prior to the Closing Date of the right of the Group Companies to use the SHS (51)310-000-310-999 numbering range;

      9.2.4 any Liability for Tax of the Group Companies in respect of or in consequence of any event, act, omission or transaction which occurred on or before the Closing Date;

      9.2.5 any event or circumstance that occurs on or prior to the Closing Date relating to the absence of any Permit for the construction of the existing Network of EuroWeb Romania (for the avoidance of doubt, Purchaser shall be responsible for any Losses arising out of or resulting from any such event or circumstance that occurs after the Closing Date);

      9.2.6 the Navigator Transaction.

9.3   For the purposes of indemnification under Clause 9.2:

      9.3.1 Seller shall not be liable in respect of any claim for breach of representation and warranty under Clause 9.2.1 where the liability agreed or determined in respect of any such claim for breach of representation and warranty does not exceed one-percent (1%) of the Purchase Price (provided that any event or circumstance which results in Losses of Purchaser or any Group Company in excess of 1% of the Purchase Price shall be deemed to be "material" for purposes of determining whether or not a breach has occurred of any representation and warranty qualified by materiality in Clause 8 and such qualification shall be disregarded in the quantification of Losses arising from such a breach), unless and until the aggregate amount of all such claims for breach of representation and warranty for which Seller would otherwise be liable in the absence of this provision exceeds one-percent (1%) of the Purchase Price. Where the amount agreed or determined in respect of all claims referred to in Clause 9.2 for breach of representation and warranty or Indemnity exceeds one-percent (1%) of the Purchase Price, Seller shall be liable for the entire amount thereof;

      9.3.2 the aggregate liability of Seller in respect of breaches of the representations and warranties set forth in Clauses 8.1.5 and 8.1.7 through 8.1.17 and the Indemnities set forth in Clauses 9.2.2 and
            9.2.3 shall not exceed 15% of the Purchase Price;

      9.3.3 the aggregate liability of Seller for the representations and warranties and Indemnities specified in Clause 9.3.2 and set forth in Clauses 8.1.4, 8.1.6, 9.2.4, 9.2.5 and 9.2.6 shall not exceed 30%
            of the Purchase Price (for the avoidance of doubt, the parties acknowledge that in any aggregation of liability under this Clause 9.3.3, the liability under Clause 9.3.2 shall not exceed 15% of the Purchase Price in any circumstances);

      9.3.4 the aggregate liability of Seller in respect of breaches of the representations and warranties set forth in Clause 8.1.1, 8.1.2 and
            8.1.3 shall not exceed 100% of the Purchase Price;

      9.3.5 Seller shall not incur any liability in respect of any claim for breach of representation and warranty or indemnity and any such claim shall be wholly barred and unenforceable unless notice of such claim shall have been served upon Seller by Purchaser no later than 60 days after the approval by Purchaser of the statutory financial reports of the Group Companies for the financial year 2006 (but in any event no later than June 1, 2007), or in the case of Clause
            8.1.6 (Taxes) or Clause 9.2.4, five (5) years from the last day of the calendar year in which the Closing Date occurs. Notwithstanding anything to the contrary herein, the time limitations contained in this Clause shall not apply to any claim for breach of any representation and warranty set forth in Clauses 8.1.1 through 8.1.3; and

      9.3.6 Seller shall not incur any liability in respect of any claim for breach of representations and warranty or indemnity under Clause
            8.1.6 (Taxes) or Clause 9.2.4 in respect of an event or circumstance in any financial year unless the liability agreed or determined in respect of all claims for events or circumstances in such financial year exceed USD 50,000.

9.4 Purchaser shall indemnify and hold harmless Seller from and against any and all Losses actually suffered or incurred by Seller arising out of or resulting from the failure of any representation or warranty of Purchaser to be true, accurate and not misleading on the date of this Agreement and the Closing Date or the breach by Purchaser of any of its covenants or agreements hereunder; provided that Purchaser shall not incur any liability in respect of any claim for breach of representation and warranty or indemnity and any such claim shall be wholly barred and unenforceable unless notice of such claim shall have been served upon Purchaser by Seller no later than twenty-four (24) months from the Closing Date.

9.5 In no event shall either Purchaser or Seller be liable to the other under Clauses 9.2 or 9.4 for any consequential, indirect, special or punitive losses, damages or liabilities.

9.6 Any payment under Clauses 9.2 or 9.4 shall be made to Purchaser or Seller, as the case may be, or at the respective party's direction within 30 Business Days after a demand by Purchaser or Seller, as the case may be. If either party disputes a demand made by the other party, then it shall be entitled to withhold payment of the disputed amount; provided that if the dispute shall be resolved in the favor of the other party, the disputed amount shall be deemed to bear interest in accordance with Clause 23 from the 30th day after the demand.

9.7 Subject to the limitations set by this Agreement, if any action, proceeding, claim, liability, demand or assessment shall be asserted by a third party against Purchaser or any of the Group Companies (the "Indemnitee") with respect to any matter set forth in Clause 9.2 (a "Third Party Claim") in respect of which such Indemnitee proposes to demand indemnification, such Indemnitee shall notify Seller (the "Indemnifying Party") thereof within a reasonable period of time after assertion thereof; provided, however, that the failure to so notify the Indemnifying Party shall not affect the Indemnitee's right to indemnification hereunder unless (and solely to the extent) the Indemnifying Party's interests are actually and materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Indemnifying Party shall have the right, within ten (10) days after receipt of such notice, to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party notifies the Indemnitee in writing within fifteen (15) days after the Indemnitee has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnitee from and against the entirety of any damage the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and provided further that the Indemnifying Party may not assume such control without Indemnitee's express written consent if: (i) the Third Party Claim does not involve only money damages but also seeks an injunction or other equitable relief; or (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnitee. The Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently.

9.8 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with the foregoing Clause above, (i) the Indemnitee may retain separate counsel at its sole cost and expense and participate in the defense of the Third Party Claim, provided that Indemnitee's counsel may not oppose the professional decisions of the lead counsel engaged by the Indemnifying Party except on reasonable grounds;
      (ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (which may only be withheld in the event that such settlement would serve to create a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnitee).

9.9 In the event that Indemnifying Party declines or fails to assume control of the defense of any Third Party Claim as specified above, then and in such event the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate, subject to the consent of the Indemnifying Party which may not be unreasonably withheld or delayed. The Indemnifying Party shall reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses incurred in defending the Third Party Claim pursuant to this Clause 9.9), and will remain responsible for any Losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Third Party Claim in accordance with the provisions of this Agreement.

10.   POST-CLOSING INTEGRATION ASSISTANCE

Seller shall, and shall procure that its Chief Executive Officer, Csaba Toro and his successors, assist Purchaser in the transition and integration of the Group Companies during the first year after Closing, at no cost to Purchaser or the Group Companies. Without limiting the foregoing, Seller undertakes to provide at no cost to Purchaser, during the first year after the Closing, 25 days (total 8 hours a day) of consulting services by Csaba Toro and his successors to assist Purchaser in the integration of the Group Companies, on dates and at times reasonably requested by Purchaser.

11.   NO-RECRUITMENT; NON-COMPETE

11.1 Seller shall not and shall procure that each of its Affiliates and its Chief Executive Officer, Csaba Toro and his Affiliate shall not, directly or indirectly, either alone or jointly with any other person or in any capacity whatsoever:

      11.1.1 neither pending nor within 2 years after the Closing Date carry on or be engaged or otherwise interested in any business in Hungary or Romania which competes with the Business or any part of the Business;

      11.1.2 neither pending nor within 2 years after the Closing Date not employ any employee of, or consultant to, either Company (provided that the foregoing shall not restrict Seller or its Affiliates from employing any of Csaba Toro, Kriszta Hollo, Balazs Nyiri, Wilson Balanchandra, Zoltan Toth; provided further that Zoltan Toth shall be available to Euroweb Hungary for a period of 2 months after the Closing Date to continue his duties as and to the extent such duties exist on the date hereof); or

      11.1.3 at any time within 2 years after the Closing Date in the course of any business use the words EuroWeb, Freestart, or use any trade, business or domain name or distinctive mark, design or logo used or previously used in the Business by any of the Group Companies or anything which is capable of so being confused with the exception that Seller shall be entitled to use the names "Euroweb International", "EWI" and "EWEB" and related domain names in such a manner as does not cause any confusion in the respective markets in which the Group Companies operate.

11.2 Notwithstanding Clause 11.1, it is understood that Navigator provides a full scope of IT services and additional trade capacity. Its full service IT system implementation and IT project management includes consultancy, system design, development and implementation, and training. Its full service IT system operation includes full support and maintenance of the provided services: application development; telecommunications; Internet access; virus protection services; LAN support; and other related services. Nothing in this Agreement shall prevent Seller, in its sole discretion, from continuing to own or subsequently transferring Navigator or Navigator from continuing to provide the services its currently provides on the date of this Agreement.

11.3 Each of the restrictions contained in this Clause 11 shall be construed as a separate provision of this Agreement. If any restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable.

12.   PREFERRED VENDOR STATUS

      Seller undertakes that it shall, and shall procure that each of its Affiliates shall provide preferred vendor status to Purchaser and each of the Group Companies in any business they conduct subsequent to the Closing; in return for a reciprocal commitment by Purchaser and the Group Companies in favor of Seller.

13.   CONFIDENTIALITY

13.1 Seller shall treat as confidential the provisions of this Agreement and all information it has received or obtained about Purchaser as a result of entering into this Agreement. The provisions of this Clause 13 shall survive Closing and the eventual termination of this Agreement.

13.2 Purchaser shall treat as confidential the provisions of this Agreement and all information it has received or obtained about Seller and/or the Group Companies as a result of entering into this Agreement.

13.3  Either  party  may   disclose   information   which  would   otherwise  be
      confidential if and to the extent:

      13.3.1 required  by  law  or  any  securities   exchange,   regulatory  or
            governmental body or Tax authority;

      13.3.2 disclosed to its professional advisers (provided that such persons are required to treat such information as confidential); or

      13.3.3 it comes into the public domain other than as a result of a breach by a party of this Clause 13,

      provided that prior written notice of any confidential information to be disclosed pursuant to this Clause 13 shall be given to the other party.

14.   ANNOUNCEMENTS

14.1 No announcement shall be made by either party relating to this Agreement without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.

14.2 Either party may make an announcement relating to this Agreement if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement required to be made is given to the other party in which case such party shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party prior to making such announcement.

15.   ASSIGNMENT

      The rights and benefits of this Agreement (together with any cause of action arising in connection with any of them) may be assigned and the obligations under this Agreement transferred by Purchaser to any Affiliate or to its successor in title; provided that in the event of any transfer of obligations Purchaser shall remain jointly and severally liable to Seller for the fulfillment of such obligations.

16.   FURTHER ASSURANCE

      Each Party shall from time to time and at its own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by, and in a form satisfactory to, the other Party to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

17.   ENTIRE AGREEMENT

      This Agreement, together with any other documents referred to in the Agreement constitutes the whole agreement between the parties and supersedes any previous arrangements or agreements between them relating to the Transaction.

18.   SEVERANCE AND VALIDITY

      If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such provision shall be deemed to be severed from this Agreement and the parties shall replace such provision with one having an effect as close as possible to the deficient provision. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

19.   AMENDMENTS

      No amendment of this Agreement shall be effective unless in writing and signed by or on behalf of the parties.

20.   REMEDIES AND WAIVERS

20.1 No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

20.2 No delay or omission by any party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

20.3 The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

20.4 The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

21.   EFFECT OF CLOSING

The provisions of this Agreement which remain to be performed following Closing shall continue in full force and effect notwithstanding Closing.

22.   COSTS AND EXPENSES

Except as provided otherwise, each party shall pay its own costs and expenses in connection with the negotiations, preparation and performance of this Agreement.

23.   DEFAULT INTEREST

Any and all amounts which are due and payable under this Agreement shall be paid in USD and shall carry interest at a rate of 3-month LIBOR plus 4%.

24.   NOTICES

24.1 Any notice or other communication to be given under or in connection with this Agreement ("Notice") shall be in the English language in writing and signed by or on behalf of the party giving it and marked for the attention of the relevant party. A Notice may be delivered personally or sent by fax, pre-paid recorded delivery or pre-paid registered airmail to the address or fax number provided in Clause 24.3.

24.2  A Notice shall be deemed to have been received:

      24.2.1 at the time of delivery if delivered personally;

      24.2.2 at the time of transmission if sent by fax;

      24.2.3 2 (two) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

      24.2.4 5 (five) Business Days after the time and date of posting if sent by pre-paid registered airmail,

      provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 24 are to local time in the country of the addressee.

24.3  The addresses and fax numbers for service of Notice are:

      Seller:

      Name:                    Euroweb International Corp.

      Address:                 1138 Budapest, Vaci ut 141, Hungary

      For the attention of:    Csaba Toro, Chief Executive Officer

      Fax number:              +36 1 889-7128

      Purchaser:

      Name:           Invitel Tavkozlesi Szolgaltato Rt.

      Address:                 2040 Budaors, Puskas Tivadar utca 8-10

      For the attention of:    Martin Lea, Chief Executive Officer

      Fax number:              +36 1 801-1675

24.4 A party shall notify the other parties of any change to its address in accordance with the provisions of this Clause 24 provided that such notification shall only be effective on the later of the date specified in the notification and 5 (five) Business Days after deemed receipt.

25.   COUNTERPARTS

      This Agreement may be executed in counterparts and shall be effective when each party has executed a counterpart. Each counterpart shall constitute an original of this Agreement.

26.   GOVERNING LAW

26.1 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Republic of Hungary, excluding any conflict of laws rule or principle that might refer the governance of the construction of this Agreement to the law of another jurisdiction. Notwithstanding the foregoing, the conditions and binding effect of the transfer of the EuroWeb Romania Shares shall be governed by the laws of Romania.

27.   SETTLEMENT OF DISPUTES

27.1 Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be referred to, and finally settled by, international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC") in effect on the date of this Agreement, which Rules are deemed to be incorporated by reference into this Clause. The place of the arbitration shall be Budapest, Hungary and the award shall be deemed to have been rendered there. The language of the arbitration shall be English. The arbitral tribunal shall consist of three arbitrators. Seller shall nominate one arbitrator; Purchaser shall nominate one arbitrator; and a third arbitrator, who shall serve as chairman, shall be appointed by the Secretary General of the ICC International Court of Arbitration if the two arbitrators cannot agree upon a chairman within 30 days of the confirmation of the second of the first two arbitrators. The award shall be final and binding upon the parties, who undertake to carry it out without delay and without recourse to judicial proceedings in any jurisdiction whatsoever seeking annulment, setting aside, modification or any diminution or impairment of its terms or effect.

IN WITNESS WHEREOF each party has executed this Agreement, or caused this Agreement to be executed by its duly authorized representatives.

EUROWEB INTERNATIONAL CORP., a Delaware, U.S. corporation

By:/s/ Csaba Toro
  ---------------
Csaba Toro, its Chief Executive Officer

INVITEL TAVKOZLESI SZOLGALTATO RT., a Hungarian joint stock company

By: /s/Martin Lea
  ---------------
Martin Lea, its Chief Executive Officer

By: /s/Rob Bowker
   --------------
Rob Bowker, its Chief Financial Officer

                                   Schedule 1

                               The Group Companies

Company name            :     Euroweb Internet Szolgaltato Rt.

Company number          :     01-10-044965

Date and place of       :     Registered with the Metropolitan Court as Court of
incorporation                 Registration on October 13, 2003


Registered address      :     H-1138 Budapest, Vaci ut 141

Authorized share capital:   -

Issued share capital    :     HUF 20,000,000

Shareholders            :     Euroweb International  Corporation (holding 19,999
                              pieces  of  shares  with a  nominal  value  of HUF
                              19,999,000) and dr. Timea Toronyi (holding one piece of shares with a nominal value of HUF 1,000)

Directors               :     Mr.  Csaba  Toro,  Ms.  Gyongyver  Gerlei  and Mr.
                              Domonkos Kovacs  (currently  being replaced by Ms.
                              Kriszta Hollo)

Secretary               :   -

Auditors                :     Deloitte    Konyvvizsgalo    es   Tanacsado   Kft.
                              (appointed until May 31, 2006)

Company name            :      S.C. Euroweb Romania S.A.

Company number          :     R 10347830

Date and place of       :     Registered with the Bucharest Register of Commerce
incorporation                 on March 16, 1998

Registered address      :     102  Lipscani  St.,  Nouveau  Center,  corp A, 3rd
                              floor, Bucharest 3rd District

Authorized share        :   -
capital

Issued share capital    :     ROL 32,073,835,000  (ROL  31,013,585,000  plus USD
                              50,000)

Shareholders            :     Euroweb International  Corporation (holding 99.96%
                              of the shares), Gheorghe M. Rusu, Eugen Ghe. Rusu,
                              Elena T. Jugariu and Cristina Frent-Lung (holding each 0.01% of the shares)

Administrators          :     Mr.  Csaba  Toro,  Mr.  Gregg  Betz and Mr.  Peter
                              Szigeti

General Manager         :     Mr. Stan Laurentiu

Auditors                :     Auditors Commossion: Adina Tudorache, Filip Maria,
                              Vlad Melinte (members) and Protopopescu  Petrisor,
                              Protopopescu   Natalia  Fleur,   Ciopeica  Felicia
                              (substitutes)

                                Schedule 6.5.1(c)
                               Invitel Appointees

Board of Directors Euroweb Internet Szolgaltato Rt.: Martin Lea, Rob Bowker, Peter Bezeredy

Supervisory Board of Euroweb Internet Szolgaltato Rt.: Kerim Turkmen, Botond Mihalyi, Ian McKenzie

Board of Directors S.C. Euroweb Romania S.A.: Martin Lea, Rob Bowker, Peter Bezeredy

                                Schedule 6.5.1(o)
               Certificate updating representations and warranties

Invitel Tavkozlesi Szolgaltato Rt.
2040 Budaors
Puskas Tivadar utca 8-10
Hungary

re Closing Certificate

Ladies and Gentlemen:

Reference is made to Clause 6.5.1(o) of the Share Purchase Agreement,  dated [o]
(the  "SPA"),   between  Euroweb  International  Corp.  and  Invitel  Tavkozlesi
Szolgaltato Rt.

Except where the context requires otherwise, capitalized terms used herein have the meanings given to them in the SPA.

The undersigned duly authorized representative of the Seller hereby certifies that each of the representations and warranties of the Seller in Clause 8 of the SPA is true, correct and not misleading on the date hereof as though such representation and warranty had been made on and as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate on this [o] day of [o], 200[o].

EUROWEB INTERNATIONAL CORP.

By:______________________________
Name:
Title:

                                 Schedule 7.1.4
                                HVB Confirmation

                                Schedule 8.1.1(c)
                  Jurisdictions of Group Companies' activities

                                Schedule 8.1.2(a)
                         Group Companies capitalization

                                Schedule 8.1.4(e)
                   Indebtedness and Cash and Cash Equivalents

                                Schedule 8.1.5(a)
                               Material Agreements

                                Schedule 8.1.6(c)
                             Tax Audits and Notices

                                Schedule 8.1.7(e)
                                 Pension Schemes

                                Schedule 8.1.8(a)
                                   Litigation

                                Schedule 8.1.8(b)
                               Compliance with Law

                               Schedule 8.1.10(a)
                              Intellectual Property

                                 Schedule 8.1.11
                                    Insurance

                               Schedule 8.1.13(a)
                                 Owned Property

                               Schedule 8.1.13(b)
                                 Leased Property

                                 Schedule 8.1.17
                      Bank accounts and powers of attorney

                                TABLE OF CONTENTS

1.    DEFINITIONS AND INTERPRETATION..........................................3

2.    SALE AND PURCHASE.......................................................8

3.    CONDITIONS..............................................................8

4.    CONSIDERATION..........................................................10

5.    INTERIM PERIOD.........................................................11

6.    CLOSING................................................................14

7.    PURCHASER REPRESENTATIONS AND WARRANTIES...............................16

8.    SELLER REPRESENTATIONS AND WARRANTIES..................................17

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION............26

10.   POST-CLOSING INTEGRATION ASSISTANCE....................................29

11.   NO-RECRUITMENT; NON-COMPETE............................................29

12.   PREFERRED VENDOR STATUS................................................30

13.   CONFIDENTIALITY........................................................30

14.   ANNOUNCEMENTS..........................................................30

15.   ASSIGNMENT.............................................................30

16.   FURTHER ASSURANCE......................................................31

17.   ENTIRE AGREEMENT.......................................................31

18.   SEVERANCE AND VALIDITY.................................................31

19.   AMENDMENTS.............................................................31

20.   REMEDIES AND WAIVERS...................................................31

21.   EFFECT OF CLOSING......................................................31

22.   COSTS AND EXPENSES.....................................................31

23.   DEFAULT INTEREST.......................................................31

24.   NOTICES................................................................31

25.   COUNTERPARTS...........................................................32

26.   GOVERNING LAW..........................................................32

27.   SETTLEMENT OF DISPUTES.................................................32

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